EXHIBIT 5, 23(ii)

Gerald Einhorn
1751 East Oakridge Drive
Salt Lake City, Utah 84106
Telephone (801) 575-8073, Ext. 102
Facsimile (801) 575-8092

December 15, 2004

Star Energy Corporation
1403 East 900 South
Salt Lake City, Utah 84105

Gentlemen,

I am an attorney at law, admitted to practice in the State of New York, and have been requested to provide an opinion as to whether Star Energy Corporation ("Star") has legally issued 6,312,500 shares of fully paid and non-assessable common stock in accordance with the corporate law of the State of Nevada.

In this connection I have examined the following documents provided by you:

1. Articles of Incorporation filed December 10, 1999.
2. Certificate of Amendment to Articles of Incorporation filed November 21, 2002.
3. Portions of the Corporate Registration Statement filed by Star under the Securities Act of 1933, as amended.
4. An Offshore Securities Purchase Agreement and a Subscription Agreement (the "representative Agreements"), which are understood to be representative of all agreements signed by Star and the purchasers of the above described shares.
5. Minutes and Resolutions of organizational meeting dated December 10, 1999.
6. Two Unanimous Written Consents dated December 16, 1999.
7. Unanimous Written Consent dated December 22, 1999.
8. Unanimous Written Consent dated January 12, 2000.
9. Unanimous Written Consent dated March 28, 2001.
10. Unanimous Written Consent dated April 16, 2001.
11. Shareholders Action in lieu of Extraordinary Special Meeting dated November 18, 2002.
12. Unanimous Written Consent dated November 25, 2002.
13. Unanimous Written Consent dated May 9, 2003.

In addition, I have obtained from the Nevada Secretary of State a Corporate Information form which discloses the status of Star as of today's date.

Based upon the foregoing documents and my review of Nevada Revised Statutes pertaining to private corporations (NRS 78.010-.795), I conclude the following:

1. Star was incorporated on December 10, 1999 in accordance with the law of the State of Nevada and is in good standing.
2. Star is authorized to issue 45 million shares of common stock. The issuance of 6,312,500 shares is therefore within the limits of its legal authorization.

3. There is no restriction or control of share ownership or transfer in the Articles or Bylaws, of the types contemplated by NRS 78.242 (rights of refusal/mandatory purchases) or 78.267 (preemptive rights). Similarly the representative Agreements contain no such restrictions on ownership or transfer. It is therefore my opinion that ownership or transfer of the issued stock will not be subject to either type of restriction.
4. NRS 78.275 states generally that corporate stock may be assessable. This section has been construed not to apply when stock is issued as fully paid and non-assessable. The representative Agreements provide that the stock is deemed to be fully paid and non-assessable, upon issuance. It is my opinion that these provisions are binding upon Star under Nevada law. However it is my understanding that many shares were issued without a representative Agreement. These are documented only by one or more of the Unanimous Consents, none of which addresses the matter of assessability. The corporate stock certificates may state that the stock is paid up and non-assessable, yet it is advisable that the Board pass a resolution confirming that all outstanding shares are paid up and non-assessable.

The following qualification and conditions apply to this opinion:

1. This opinion does not address the legality of any transaction other than the issuance and transfer of the stock which is presently outstanding.
2. This opinion does not address Star's compliance with the Securities Act of 1933 or with the securities laws of any other jurisdiction.
3. This opinion does not address Star's financial condition, its future prospects or the present and future value of its stock.
4. This opinion does not address the reasonableness or adequacy of any consideration paid for the issuance of its stock. Rather, the opinion assumes that Star received full payment of agreed consideration, which had a value in excess of the par value of the stock.
5. This opinion assumes that all documents forming the basis of the opinion are genuine and have not been since modified or replaced.
6. This opinion assumes that there is no agreement amongst shareholders which creates a restriction on ownership or transfer of stock of the type contemplated by NRS 78.242 or 78.267.
7. This opinion does not address the accuracy of Star's stock books or other ownership records, or any question of stock ownership or title.

You may attach this opinion as an exhibit to your Registration Statement filed with the U.S. Securities and Exchange Commission.

Sincerely,

/s/ Gerald Einhorn
Gerald Einhorn